UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): October 15, 2010
McKesson Corporation
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-13252 (Commission File Number)	94-3207296 (I.R.S. Employer Identification No.)

McKesson Plaza, One Post Street, San Francisco, California	94104
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (415) 983-8300
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.
On October 15, 2010, McKesson Corporation (the “Company”) entered into an agreement to settle an action filed by the State of Connecticut relating to First DataBank’s published drug reimbursement benchmarks, commonly referred to as Average Wholesale Prices (AWPs), for $26 million, which will be shared among the State of Connecticut and the Federal government. The settlement amount is expected to result in an adjustment to the litigation reserves of $24 million, which will drive a corresponding pre-tax charge of $24 million in the Company’s second fiscal quarter ended September 30, 2010.
The settlement with the State of Connecticut, which occurred before trial, includes an express denial of any liability by the Company based on its consistently held position that the Company did not violate any laws in connection with First DataBank’s publication of AWPs.
The AWP litigation is described in more detail in the Company’s periodic and annual reports that are filed with the Securities and Exchange Commission, including its Form 10-K for the fiscal year ended March 31, 2010 and Form 10-Q for the quarterly period ended June 30, 2010.
Risk Factors
Except for historical information contained in this current report on Form 8-K, matters discussed may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, that involve risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. These statements may be identified by their use of forward-looking terminology such as “believes”, “expects”, “anticipates”, “may”, “will”, “should”, “seeks”, “approximately”, “intends”, “plans”, “estimates” or the negative of these words or other comparable terminology. The discussion of financial trends, strategy, plans or intentions may also include forward-looking statements. It is not possible to predict or identify all such risks and uncertainties; however, the most significant of these risks and uncertainties are described in the company’s Form 10-K, Form 10-Q and Form 8-K reports filed with the Securities and Exchange Commission and include, but are not limited to: material adverse resolution of pending legal proceedings; changes in the U.S. healthcare industry and regulatory environment; public health issues in the U.S. or abroad; changes in the Canadian healthcare industry and regulatory environment; competition; the frequency or rate of branded drug price inflation and generic drug price deflation; substantial defaults in payment or a material reduction in purchases by, or loss of, a large customer or group purchasing organization; implementation delay, malfunction or failure of internal information systems; the adequacy of insurance to cover property loss or liability claims; the company’s failure to attract and retain customers for its software products and solutions due to integration and implementation challenges, or due to an inability to keep pace with technological advances; loss of third party licenses for technology incorporated into the company’s products and solutions; the company’s proprietary products and services may not be adequately protected, and its products and solutions may be found to infringe on the rights of others; system errors or failure of our technology products and solutions to conform to specifications; disaster or other event causing interruption of customer access to data residing in our service centers; increased costs or product delays required to comply with existing and changing regulations applicable to our businesses and products; failure to comply with and changes in government regulations relating to sensitive personal information and to format and data content standards; the delay or extension of our sales or implementation cycles for external software products; changes in circumstances that could impair our goodwill or intangible assets; foreign currency fluctuations or disruptions to our foreign operations; new or revised tax legislation or challenges to our tax positions; the company’s ability to successfully identify, consummate and integrate strategic acquisitions; changes in accounting principles generally accepted in the United States of America; and general economic conditions, including changes in the financial markets that may affect the availability and cost of credit to the company, its customers or suppliers. The reader should not place undue reliance on forward-looking statements, which speak only as of the date they are first made. Except to the extent required by law, the company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements to reflect events or circumstances after the date hereof, or to reflect the occurrence of unanticipated events.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: October 19, 2010

McKesson Corporation
By:	/s/ Laureen E. Seeger
Laureen E. Seeger
Executive Vice President, General Counsel and Chief Compliance Officer